Exhibit 10.4

Execution Version

CONFIDENTIAL

October 30, 2023

Sunlight Financial LLC

101 N. Tryon Street, Suite 900

Charlotte, NC 28246

Backstop Commitment Letter

Ladies, Gentlemen, and Gentlefolk:

Sunlight Financial LLC (“you” or the “Borrower”) has advised us that you, Sunlight Financial Holdings Inc., SL Financial Investor I LLC, SL Financial Investor II LLC, and SL Financial Holdings Inc. (together with the Borrower, each a “Debtor” and, collectively, the “Debtors”) will file on October 30, 2023 (the “Petition Date”), voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing the Debtors’ chapter 11 cases (collectively, the “Chapter 11 Cases”). Reference is hereby made to the Restructuring Support Agreement, dated as of October 30, 2023, among the Debtors, Cross River Bank (“us”, “we”, or the “Bank”), ED Umbrella Holdings, LLC (“EDU Holdings”), and those certain consenting stockholders of Sunlight Financial Holdings Inc. (the “Restructuring Support Agreement”). In connection with the Debtors’ entry into the Restructuring Support Agreement, you have requested that the Bank agree to provide a backstop funding commitment under sections 363 and 364 of the Bankruptcy Code in an aggregate principal amount of up to the Backstop Amount (as defined below and, such commitment, the “Backstop Commitment” and any advances of the Backstop Amount made pursuant thereto, the “Backstop Loans”) on the terms set forth herein. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Restructuring Support Agreement.

1.	Commitment

In connection with the foregoing, and in consideration of the mutual promises, covenants, settlements, and releases contained in the DIP Orders, the Restructuring Support Agreement, and the Prepackaged Plan, the Bank is pleased to advise you of its commitment to provide the Backstop Commitment upon the terms set forth or referred to in this Backstop Commitment Letter (this “Commitment Letter”), and subject to the satisfaction or waiver of the applicable conditions set forth in Section 3 below. The purpose of the Backstop Commitment (the “Specified Purpose”) is to replenish the Holdback Account (as defined in the DIP Orders) if the monies held therein (such monies, the “Holdback Funds”) on the Petition Date are utilized by the Debtors from the Petition Date to the RSA Termination Date (as defined below) for any reason other than to pay amounts owed to Installers (as defined in the Loan and Security Agreement) in the ordinary course upon the satisfaction of certain milestones relating to a project. The DIP Orders shall provide that any claims of the Bank in respect of any Backstop Loans (including any indemnification or expense reimbursement obligations pursuant to this Commitment Letter) shall be treated as DIP Obligations (as defined in the DIP Orders).

The Backstop Loans, if made, shall have the following terms:

•	Interest: The Backstop Loans shall bear interest at a rate of [TEXT REDACTED] per annum, payable on the first day of each month by being capitalized and added to the principal amount of the Backstop Loans.

•	Repayment Obligation; Maturity Date: By executing this Commitment Letter, the Borrower, together with each of the other Debtors, as guarantors, hereby agree to repay the Bank the aggregate outstanding amount of the Backstop Loans on the date that is ninety (90) days after the Backstop Funding Date (as defined below).

•	Prepayments: The Backstop Loans may be prepaid in whole but not in part at any time upon three (3) Business Days’ notice subject to the payment of an amount equal to the outstanding principal amount of Backstop Loans (including any capitalized interest added to principal) plus all accrued and unpaid interest to the date of prepayment.

•	Use of Proceeds: The proceeds of the Backstop Loans shall be funded to the Borrower subject to the DIP Orders and shall be used solely for the Specified Purpose.

•	Borrowing Procedures: Subject solely to the satisfaction of the conditions precedent set forth in Section 3 below, Bank agrees that it shall, upon receipt of a certificate from a responsible officer (a) stating that all conditions precedent set forth in Section 3 are satisfied and (b) requesting that the Backstop Loans be made, make an advance of Backstop Loans by transfer of the Backstop Amount in immediately available funds to the Debtors’ account at Bank ending in 1376 no later than 4:00 p.m. New York time on the next Business Day following receipt of such certificate (the “Backstop Funding Date”). Once borrowed, the Backstop Commitments shall terminate and may not be re-borrowed.

•	Security: The Bank and the Debtors hereby agree that the Backstop Loans shall, for purposes of security, be treated as (a) additional term loans made pursuant to the Loan and Security Agreement entitled ratably to the security interests granted pursuant to the Loan and Security Agreement, and the Loan and Security Agreement shall be deemed amended, mutatis mutandis, to the extent necessary to effectuate this paragraph, (b) DIP Obligations subject to the DIP Orders, and (c) in accordance with Section 5 hereof.

•	Credit Bid: Bank shall be entitled and authorized to credit bid on a dollar-for-dollar-basis the full amount of the Backstop Loans, including any accrued interest and expenses.

2.	Information

You hereby represent and warrant that (a) all written information, other than (i) the Projections (as defined below) and other forward looking information and (ii) information of a general economic or industry specific nature (such written information other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to us by you or any of your representatives on your behalf at your direction in connection herewith is or will be, when taken as a whole after giving effect to all supplements and updates provided thereto, when furnished after giving effect to all supplements and updated provided thereto, correct in all material respects and does not or will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections (the “Projections”) that have been and will be made available to us by you or on behalf of you or any of your representatives on your behalf at your direction in connection herewith have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us; it being understood that (x) the Projections are merely a prediction as to future events and are not to be viewed as facts, (y) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and (z) no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by any of the Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the advances of any Backstop Loans, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will reasonably promptly supplement the Information and the Projections, as applicable, so that such representations will be correct in all material respects under those circumstances; provided, for the avoidance of doubt, there will be no requirement to update previously delivered Projections to reflect new assumptions so long as the assumptions were reasonable at the time made and made available to us or any of our affiliates, and there shall be no requirement to update previously delivered Information or Projections that by their terms speak to a specified date or period, if, at any later time, the representations in the first sentence of this Section 2 would remain correct in all material respects with respect to such Information or Projections pertaining to such earlier specified date or period.

3.	Conditions

(a)	The Bank’s commitment hereunder is subject only to the following conditions:

(i)	The Restructuring Support Agreement shall have become effective;

(ii)	The Escrowed Funds shall have been received by the Escrow Agent as contemplated by the Restructuring Support Agreement and the Investment Agreement; and

(iii)	The interim DIP Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Bank no later than three (3) Business Days after the Petition Date.

(b)	The Bank’s agreements to advance any Backstop Loans hereunder are subject only to the following conditions:

(i)	The Investment Agreement shall have been terminated in accordance with its terms as to EDU Holdings (other than due to any Willful Breach (as defined in the Investment Agreement) of the Investment Agreement by the Debtors);

(ii)	The interim DIP Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Bank by the applicable Milestone under the Restructuring Support Agreement;

(iii)	If the RSA Termination Date occurs on or after the date designated as the “Final Approval of the DIP Order” milestone in Exhibit A to the RSA, the final DIP Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Bank;

(iv)	The Restructuring Support Agreement shall have been terminated in accordance with its terms as to the Plan Sponsor and the Bank (the date of such termination, the “RSA Termination Date”);

(v)	The CRB Transaction shall not have been consummated;

(vi)	The Escrowed Funds shall have been received by the Escrow Agent as contemplated by the Restructuring Support Agreement and the Investment Agreement;

(vii)	Either (a) the Escrowed Funds have been released by the Escrow Agent to the Plan Sponsor or (b) the Escrowed Funds have not been released by the Escrow Agent; provided, however, that prior to the release of the Escrowed Funds by the Escrow Agent to the Debtors, the Borrower may also request Backstop Loans in an amount equal to the amount of cash required by the Borrower to pay any valid and outstanding amounts owed to Installers (as defined in the Loan and Security Agreement) and actually due prior to the Escrow Agent’s release of the Escrowed Funds; and

(viii)	The Borrower shall have delivered a written notice (e-mail shall suffice) to the Bank containing the amount of the Holdback Funds utilized by the Debtors from the Petition Date to the RSA Termination Date.

4.	Backstop Amount

The Bank’s obligation to advance the Backstop Loans under this Commitment Letter shall be limited to the amount of Holdback Funds utilized by the Debtors from the Petition Date to the RSA Termination Date and shall not exceed $10,000,000 (the “Backstop Amount”); provided that, following the release of the Escrowed Funds to the Debtors, the maximum Backstop Amount shall be reduced by the amount of Escrowed Funds received by the Debtors. For the avoidance of doubt, the Bank shall have no obligation under this Commitment Letter to replenish any Holdback Funds utilized by the Debtors after the RSA Termination Date (other than to replenish amounts used to fund the Carve Out Reserves (as defined in the DIP Orders) and any amounts incurred by the Debtors in connection with the enforcement of their rights under the Escrow Agreement (as defined in the Restructuring Support Agreement)).

5.	Escrowed Funds

If the Escrowed Funds are transferred to the Debtors, such Escrowed Funds (a) may be used to fund the Carve Out Reserves (as defined in the DIP Orders) in accordance with the DIP Orders and (b) thereafter shall otherwise be held by the Debtors in trust for the benefit of Bank and used solely to repay such Backstop Loans.

6.	Termination

The Bank’s obligation to provide the Backstop Commitment shall automatically terminate on the Plan Effective Date.

7.	Indemnification and Expenses

(a)            You agree to indemnify, hold harmless and defend the Bank and its affiliates and their respective directors, officers, employees, attorneys, advisors, consultants, agents, and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person reasonably promptly following receipt of a reasonably detailed invoice for any reasonable, documented and invoiced out-of-pocket legal or other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, but subject to the limitations in the next sentence, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of, or a material breach of this Commitment Letter by, such Indemnified Person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”). In addition, the Borrower shall pay (or cause to be paid) (a) all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, disbursements and other charges of the counsel named herein for the applicable parties and any local counsel to the extent advisable, and fees and expenses of financial advisors named herein for the applicable parties) of the Bank, including the reasonable and documented fees, disbursements and other charges for professionals for the Bank limited to Paul, Weiss, Rifkind, Wharton & Garrison LLP, Piper Sandler & Co., plus one local counsel for the Bank, in each applicable jurisdiction, in each case, whether accrued on, prior to or after the date hereof, in connection with the Chapter 11 Cases and the transactions contemplated thereby and (b) all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, disbursements and other charges of the counsel named herein for the applicable parties and any local counsel to the extent required, and fees and expenses of financial advisors named herein for the applicable parties) of the Bank, for enforcement costs and documentary taxes associated with the Backstop Commitment, any Backstop Loans, and the transactions contemplated thereby. All of the fees and expenses set forth in the preceding clauses (a) and (b) that have been accrued on or prior to the date hereof shall be paid as soon as possible after the date hereof by the Borrower; provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

(b)            It is further agreed that Bank shall only have liability to you (as opposed to any other person). None of the Indemnified Persons, the Debtors, or their respective directors, officers, employees, advisors, and agents shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter or the transactions contemplated hereby.

(c)            All foregoing claims for indemnification and expenses shall be treated as arising under section 364(c)(1) of the Bankruptcy Code, as provided by the DIP Orders.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Bank (or an affiliate) may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of, or claims against, you, your affiliates and of other third party companies that may be the subject of the transactions contemplated by this Commitment Letter. You also acknowledge that the Bank and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons. You acknowledge for United States securities law purposes that the Bank or its affiliate may establish an information blocking device or “Information Barrier” between and among its respective directors, officers, employees, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act), attorneys, accountants, financial or other advisors, members, equityholders and/or partners, who, pursuant to such device or Information Barrier policy, are permitted to receive confidential information or otherwise participate in discussions concerning the transactions contemplated hereby. You acknowledge the potential existence of such device and Information Barrier but do not warrant or guarantee the Bank’s compliance with United States securities law or that the Information Barrier will operate in accordance with its intended purpose.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Bank has advised or is advising you on other matters, (b) the Bank, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Bank, and you waive, to the fullest extent permitted by law, any claims you may have against the Bank for breach of duty or alleged breach of any fiduciary duty on the part of the Bank and agree that Bank will not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equityholders, employees or creditors, in each case, in respect of any of the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto, (d) you have been advised that the Bank and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Bank and its affiliates have no obligation to disclose such interests and transactions to you and your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) the Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, or any of your affiliates, and (g) none of the Bank or its affiliates has any obligation or duty (including any implied duty) to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Bank and you or any such affiliate.

Additionally, you acknowledge and agree that the Bank is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and the Bank shall not have any responsibility or liability to you with respect thereto. Any review by the Bank of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Bank and shall not be on behalf of you or any of your affiliates.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to you, your affiliates and your and their respective officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) to the extent required in any legal, judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) in a Bankruptcy Court filing in order to implement the transactions contemplated hereunder, (d) upon notice to the Bank, in connection with any public filing requirement you are legally obligated to satisfy, (e) in connection with any remedy or enforcement of any right under this Commitment Letter, (f) to the United States Trustee, the official committee of unsecured creditors or any other statutory committee formed in the Chapter 11 Cases (each, a “Committee”) and each of their legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature of such information and agree to be bound by confidentiality and use restrictions set forth in this Section 9, and (g) to the extent such information becomes publicly available other than as a result of a breach of this paragraph.

The Bank and its affiliates shall use all information provided to them by you or your affiliates or on behalf of you or your affiliates by any of your or their representatives hereunder or in connection with any Backstop Loans and/or the Restructuring Support Agreement and the transactions contemplated hereby and thereby and shall treat confidentially all such information; provided that nothing herein shall prevent the Bank from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case the Bank agrees to inform you promptly thereof prior to such disclosure to the extent timely practicable and not prohibited by law, rule, regulation or other legal process), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Bank or any of its affiliates, (iii) in connection with routine supervisory examinations, inspections, investigations or inquiries by an auditor, banking or other regulatory or self-regulatory authority having jurisdiction or any other ordinary course regulatory audits of the Bank’s or any of its Representatives’ (as defined below) respective businesses, (iv) to the extent that such information becomes publicly available other than by reason of disclosure by the Bank, its affiliates or its Representatives (as defined below) in breach of this Commitment Letter, (v) to the Bank’s affiliates, and its and such affiliates’ respective employees, directors, officers, legal counsel, independent auditors, professionals and other experts, advisors or agents (collectively, “Representatives”) who need to know such information in connection with the transactions contemplated by the Commitment Letter and are informed of the confidential nature of such information and instructed to keep such information of this type confidential, (vi) for purposes of establishing a “due diligence” defense, (vii) to the extent that such information is or was received by the Bank from a third party that is not to such Bank’s knowledge subject to confidentiality obligations to you or your affiliates, (viii) to the extent that such information is independently developed by the Bank, (ix) to the extent such information must be disclosed in connection with the Chapter 11 Cases, or (x) to the extent necessary in connection with the exercise of any remedies or enforcement of any rights hereunder. The provisions of this paragraph shall automatically terminate one (1) year following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by (x) you without the prior written consent of the Bank, or (y) the Bank without the prior written consent of the Borrower (and, in the case of clauses (x) and (y), any purported assignment without such applicable consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons to the extent expressly set forth herein. The Bank reserves the right to employ the services of its affiliates in providing services contemplated hereby, and to satisfy their obligations hereunder through, or assign their rights and obligations hereunder to, one or more of their respective affiliates, separate accounts within its control or investments funds under their or their respective affiliates’ management (collectively, “Bank Affiliates”); and to allocate, in whole or in part, to their respective affiliates certain amounts payable to the Bank in such manner as the Bank and its affiliates may agree in their sole discretion, in each case without the consent of the Borrower; provided that the Bank will be liable for the actions or inactions of any such person whose services are so employed and no delegation or assignment to the Bank Affiliate shall relieve the Bank from its obligations hereunder to the extent that any Bank Affiliate fails to satisfy the Backstop Commitments hereunder at the time required.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Bank. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and the Bankruptcy Code, to the extent applicable.

Except to the extent the Bankruptcy Court has jurisdiction, you and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware (or if such court does not have jurisdiction, any state court or Federal court located State of Delaware), any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of the Chapter 11 Cases may be heard in the Bankruptcy Court and any other Federal court having jurisdiction over the Chapter 11 Cases from time to time, over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Debtors, which information includes names, addresses, tax identification numbers and other information that will allow the Bank to identify the Debtors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Bank.

The indemnification, expense reimbursement, jurisdiction, confidentiality, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Backstop Commitments.

You and we hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us (or our counsel) executed counterparts of this Commitment Letter no later than 11:59 p.m. New York City time, on the earlier of October 30, 2023 and date of the filing of the Chapter 11 Cases. This offer will automatically expire if we have not received such executed counterparts in accordance with the preceding sentence.

Very truly yours, BANK CROSS RIVER BANK

By:	/s/ Gilles Gade
Name: Gilles Gade
Title: Chief Executive Officer

By:	/s/ Arlen Gelbard
Name: Arlen Gelbard
Title: General Counsel

[Signature Page to Backstop Commitment Letter]

BORROWER: SUNLIGHT FINANCIAL LLC

By:	/s/ Rodney Yoder
Name: Rodney Yoder
Title: Chief Financial Officer

DEBTORS: SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Rodney Yoder
Name: Rodney Yoder
Title: Chief Financial Officer

SL FINANCIAL HOLDINGS INC. SL FINANCIAL INVESTOR I LLC SL FINANCIAL INVESTOR II LLC

By:	/s/ Rodney Yoder
Name: Rodney Yoder
Title: Chief Financial Officer

[Signature Page to Backstop Commitment Letter]